Contact:	John Stelben
Interim Chief Financial Officer
(301) 581-5729

Drew Asher
SVP, Corporate Finance
(301) 581-5717

COVENTRY HEALTH CARE TO RECORD A ONE-TIME, NON-RECURRING CHARGE RELATED TO CLASS ACTION LAWSUIT

BETHESDA, Md. (July 2, 2010) — Coventry Health Care, Inc. (NYSE: CVH) announced today that the Court Of Appeal, Third Circuit for the State of Louisiana has affirmed the trial court’s decision to grant summary judgment against First Health Group Corp., Inc. (a wholly-owned subsidiary of Coventry) for $262 million in   previously-disclosed provider class action litigation in Louisiana state court.  The suit involves claims of alleged violations of notice provisions of Louisiana’s Any Willing Provider Act in connection with providers providing services to injured workers with workers’ compensation claims and is described in more detail in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2009 and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

As a result of the decision, and inclusive of interest, Coventry will incur a non-recurring pre-tax charge to earnings in the second quarter of 2010 in the amount of $278 million, or approximately $1.18 per diluted share.

Coventry does not believe the decision is supported by the facts or the law and intends to file a motion for rehearing and explore other avenues of appeal.  The Company believes that it has available resources to pay any final unappealable judgment in this litigation.

Coventry’s fundamental business operations, across all measures, have continued to build upon the strong performance reported for the quarter ended March 31, 2010 with all seven core businesses performing at or above internal expectations.  Based upon results through the month ended May 31, 2010, Coventry is revising its guidance range, including this one-time charge, to an earnings per diluted share range of $1.57 to $1.72 for full year 2010. Excluding the one-time charge, the Company’s full year guidance range is being increased by $0.40 earnings per diluted share to a range of $2.75 to $2.90 which is inclusive of $0.28 earnings per diluted share from Medicare Advantage Private-Fee-for-Service through May 31, 2010. Coventry will provide additional details on its guidance during the second quarter earnings call which will be held on July 30, 2010.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are defined as statements that are not historical facts and include those statements relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties including those described in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2009 and Coventry’s Form 10-Q for the quarter ended March 31, 2010.  Coventry undertakes no obligation to update or revise any forward-looking statements.

Coventry Health Care (www.coventryhealthcare.com) is a diversified national managed healthcare company based in Bethesda, Maryland, operating health plans, insurance companies, network rental and workers’ compensation services companies.  Coventry provides a full range of risk and fee-based managed care products and services to a broad cross section of individuals, employer and government-funded groups, government agencies, and other insurance carriers and administrators.